EXHIBIT 99.1

CONTACT:

Gary A. Harmon

Chief Financial Officer

(706) 876-5851

gary.harmon@dixiegroup.com

THE DIXIE GROUP REPORTS YEAR-END 2008 RESULTS

CHATTANOOGA, Tenn. (February 25, 2009) -- The Dixie Group, Inc. (NASDAQ:DXYN) today reported financial results for the fourth quarter and fiscal year ended December 27, 2008.  In the fourth quarter 2008, the Company recorded $29,916,000 of costs for goodwill and asset impairments and for consolidation and severance expenses, of which $27,599,000 were non-cash expenses.  In the fourth quarter 2007, the Company merged its only remaining defined benefit pension plan into a multi-employer pension plan and ceased to be a plan sponsor.  The Company incurred $1,518,000 of principally non-cash expenses relating to that merger.

Including the unusual items, the Company reported a loss from continuing operations of $31,761,000, or $2.59 per diluted share, in the fourth quarter of 2008, compared with income from continuing operations of $1,746,000, or $0.14 per diluted share, for the fourth quarter of 2007.  Excluding the unusual items, the non-GAAP loss from continuing operations was $4,077,000, or $0.33 per diluted share, for the fourth quarter of 2008 compared with non-GAAP income from continuing operations of $2,769,000 or $0.21 per diluted share, for the fourth quarter of 2007.  Sales for the fourth quarter of 2008 were $61,916,000, down 22% from $79,517,000 in the year-earlier quarter.

For the fiscal year ended December 27, 2008, the loss from continuing operations, including the unusual items, was $31,128,000, or $2.50 per diluted share, compared with income from continuing operations of $6,778,000, or $0.52 per diluted share, for the year ended December 29, 2007.  Excluding the unusual items, the non-GAAP loss from continuing operations was $3,444,000, or $0.28 per diluted share, for fiscal 2008 compared with non-GAAP income from continuing operations of $7,801,000, or $0.60 per diluted share, for fiscal 2007.  Sales for fiscal 2008 were $282,710,000, down 12% from sales of $320,795,000 in the prior year.

Commenting on the results, Daniel K. Frierson, chairman and chief executive officer, said, "We are disappointed that high-end residential and commercial carpet markets continued to deteriorate more rapidly than anticipated.  Lower net sales adversely affected our results, and we have taken additional actions to reduce costs and improve liquidity.

"The consolidation of our Eton, Georgia, carpet tufting operation into our tufting, dyeing and finishing facility in Atmore, Alabama, is substantially complete.  Most of the costs to complete this action are now behind us, and the benefits of this consolidation should begin to have a positive impact on our results in March of this year.  We are assessing our alternatives for the Fabrica business and are considering the possible sale of the business or, more likely, consolidation into our East Coast facilities, beginning in the last half of this year.  If implemented, a consolidation would further reduce costs and headcount and allow us to sell or lease our California real estate.

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DXYN Reports Year-end 2008 Results

February 25, 2009

“We reduced total employment approximately 17% in 2008 and have taken additional steps to significantly reduce administrative expenses for 2009.  Consolidation or sale of Fabrica’s operations could reduce employment by at least 13%.

“Our cost reduction initiatives, higher selling prices and lower raw material costs should permit us to return to profitable operations in 2009.  If necessary, and if industry conditions continue to deteriorate, we are prepared to take additional steps to aggressively reduce expenses and improve liquidity.

“We reduced capital expenditures to $10.0 million in 2008 and we plan to spend $7.0 million this year, which is roughly half of our depreciation and amortization expense.  Inventories were reduced over $2.0 million in the fourth quarter of 2008, and our goal is to substantially improve our utilization of inventories in 2009.  Depending on business activity levels, this reduction could be as much as $15.0 million.  We expect $5.1 million of income tax refunds in the first half of 2009 from utilizing net operating loss carrybacks and from overpayments of estimated income taxes.  The income tax refunds, lower levels of capital spending and inventory reductions should improve our liquidity in 2009. The possible sale of our California real estate would also permit us to significantly reduce debt.  Our senior loan and security agreement does not have financial covenants, and we intend to position our balance sheet to endure the current economic downturn, positioning us to take advantage of improvements in economic conditions, as and when they occur.

“The outlook for business remains unclear.  Sales in the first part of 2009 are considerably below the same period a year ago.  The severe weakness in the housing industry, slowing commercial markets and difficult credit conditions likely will continue to have an impact on demand for residential and commercial carpet products throughout this year.  While it is difficult to predict the length of the current economic downturn and its impact on the markets we serve, we believe our position in the upper-end of the market will permit us to benefit from improved conditions and grow our sales at a rate that will exceed the carpet industry’s growth rate, as economic conditions improve,” Frierson concluded.

During the fourth quarter of 2008, the Company purchased 42,461 shares of its Common Stock at an average per share price of $2.79 pursuant to the program authorized by the Board of Directors to repurchase up to $10.0 million of the Company's Common Stock.  The Company is not currently purchasing shares of its Common Stock.

The Company’s loss from discontinued operations was $107,000, or $0.01 per diluted share, for the fourth quarter of 2008, compared with a loss from discontinued operations of $337,000, or $0.03 per diluted share, for the fourth quarter of 2007.  Including discontinued operations, the Company reported a net loss of $31,868,000, or $2.60 per diluted share, for the fourth quarter of 2008 compared with net income of $1,409,000, or $0.11 per diluted share, for the fourth quarter of 2007.  For 2008, the Company's loss from discontinued operations was $275,000, or $0.02 per diluted share, compared with a loss of $512,000, or $0.04 per diluted share, in the prior year.  Including discontinued operations, the Company reported a net loss of $31,403,000, or $2.52 per diluted share, for year ended December 27, 2008, compared with net income of $6,266,000, or $0.48 per diluted share, for the year-earlier period.

A listen-only Internet simulcast and replay of Dixie's conference call may be accessed with appropriate software at the Company's web site or at www.earnings.com.  The simulcast will begin at approximately 11:00 a.m. Eastern Time on February 25, 2009.  A replay will be available approximately two hours later and will continue for approximately 30 days.  If Internet access is unavailable, a listen-only telephonic conference will be available by dialing (913) 312-1516 at least ten minutes before the appointed time. A seven-day telephonic replay will be available two hours after the call ends by dialing (719) 457-0820 and entering 8036441 when prompted for the access code.

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DXYN Reports Year-end 2008 Results

February 25, 2009

The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets and Dixie Home brands.

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DXYN Reports Year-end 2008 Results

February 25, 2009

THE DIXIE GROUP, INC.

Consolidated Condensed Statements of Operations

(unaudited; in thousands, except earnings per share)

	Three Months Ended		Twelve Months Ended
	Dec. 27, 2008	Dec. 29, 2007	Dec. 27, 2008	Dec. 29, 2007
NET SALES	$61,916	$79,517	$282,710	$320,795
Cost of sales	45,762	54,871	204,558	223,561

GROSS PROFIT	16,154	24,646	78,152	97,234
Selling and administrative expenses	19,361	19,097	76,115	78,788
Other operating income	(135)	(211)	(428)	(469)
Other operating expense	399	254	945	673
Facility consolidation and severance expenses	2,317	---	2,317	---
Impairment of assets	4,478	---	4,478	---
Impairment of goodwill	23,121	---	23,121	---
Defined benefit pension plan merger expenses	---	1,518	---	1,518

OPERATING INCOME (LOSS)	(33,387)	3,988	(28,396)	16,724

Interest expense	1,551	1,508	5,965	6,347
Other income	(31)	(117)	(379)	(163)
Other expense	22	10	53	69

Income (loss) from continuing operations before income taxes	(34,929)	2,587	(34,035)	10,471
Income tax provision (benefit)	(3,168)	841	(2,907)	3,693

Income (loss) from continuing operations	(31,761)	1,746	(31,128)	6,778
Loss from discontinued operations, net of tax	(107)	(337)	(275)	(512)

NET INCOME (LOSS)	$(31,868)	$1,409	$(31,403)	$6,266

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$(2.59)	$0.14	$(2.50)	$0.53
Discontinued operations	(0.01)	(0.03)	(0.02)	(0.04)

Net income (loss)	$(2.60)	$0.11	$(2.52)	$0.49

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$(2.59)	$0.14	$(2.50)	$0.52
Discontinued operations	(0.01)	(0.03)	(0.02)	(0.04)

Net income (loss)	$(2.60)	$0.11	$(2.52)	$0.48

Weighted-average shares outstanding:
Basic	12,251	12,738	12,449	12,788
Diluted	12,251	12,897	12,449	12,967

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DXYN Reports Year-end 2008 Results

February 25, 2009

THE DIXIE GROUP, INC.

Consolidated Condensed Balance Sheets

(in thousands)

	Dec. 27, 2008	Dec. 29, 2007
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$113	$427
Receivables, net	32,976	32,868
Inventories	75,167	75,928
Other	5,893	7,742
Total Current Assets	114,149	116,965

Net Property, Plant and Equipment	94,060	102,378
Goodwill	33,406	56,743
Other Assets	11,048	14,152
TOTAL ASSETS	$252,663	$290,238

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$27,691	$32,734
Current portion of long-term debt	8,832	8,817
Total Current Liabilities	36,523	41,551

Long-Term Debt
Senior indebtedness	68,549	60,119
Capital lease obligations	1,806	2,547
Convertible subordinated debentures	14,662	17,162
Deferred Income Taxes	10,713	11,726
Other Liabilities	12,822	15,019
Stockholders' Equity	107,588	142,114
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$252,663	$290,238

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THE DIXIE GROUP, INC.

Reconciliation of Income (Loss) from Continuing Operations to Non-GAAP Income (Loss) from Continuing Operations

(unaudited; in thousands, except earnings per share)

	Three Months Ended		Year Ended
	Dec. 27, 2008	Dec. 29, 2007	Dec. 27, 2008	Dec. 29, 2007
Income (loss) from continuing operations	$(31,761)	$1,746	$(31,128)	$6,778
Add: Goodwill and asset impairments and consolidation and severance cost	27,684	---	27,684	---
Add: Pension plan merger expenses	---	1,023	---	1,023
Non-GAAP income (loss) from continuing operations	(4,077)	2,769	(3,444)	7,801
Non-GAAP basic earnings (loss) from continuing operations per share	$(0.33)	$0.22	$(0.28)	$0.61
Basic average shares outstanding	12,251	12,738	12,449	12,788

Non-GAAP diluted earnings (loss) from continuing operations per share	$(0.33)	$0.21	$(0.28)	$0.60
Diluted average shares outstanding	12,251	12,897	12,449	12,967

The Company believes a review of both GAAP and the above non-GAAP measures is useful for itself and investors in order to evaluate the Company’s performance and for future planning and forecasting.

Statements in this news release, which relate to the future, are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements.  Such factors include the levels of demand for the products produced by the Company.  Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations.  Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

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